EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-150218 and 333-170652) of Caterpillar Financial Services Corporation of our report dated February 22, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Peoria, Illinois
February 22, 2011